Exhibit 99.1

OPTION CARE HEALTH ANNOUNCES ISSUANCE OF $250 MILLION IN ADDITIONAL FIRST LIEN TERM LOAN AND CONCURRENT EXTINGUISHMENT OF ALL OUTSTANDING SECOND LIEN NOTES

BANNOCKBURN, Ill., January 21, 2021 -- Option Care Health Inc. (NASDAQ: OPCH)(“Option Care Health” or the Company”), the nation’s largest independent home and alternate site infusion services provider, announced today that it has successfully issued $250 million in additional first lien term loans, the proceeds from which were used to extinguish the entire $246 million remaining outstanding balance of the Company’s second lien notes.

The terms of the additional first lien term loans, including the maturity date of August 2026, are consistent with the Company’s existing first lien credit agreement. The Company’s existing first lien term loans currently bear interest at Libor plus 4.25%; however, subsequent to the effective date of the incurrence of the incremental term loans, all first lien term loans will bear interest at Libor plus 3.75%. The interest rate on the extinguished second lien notes was Libor plus 8.75%.

As a result of the debt transaction described above, the Company has further simplified its capital structure and reduced its cash interest burden. The additional first lien term loan issuance and related retirement of second lien notes will be reflected in the Company’s first quarter 2021 financial results.

About Option Care Health

Option Care Health is the nation’s largest independent provider of home and alternate site infusion services. With over 5,000 teammates, including approximately 2,900 clinicians, we work compassionately to elevate standards of care for patients with acute and chronic conditions in all 50 states. Through our clinical leadership, expertise and national scale, Option Care Health is reimagining the infusion care experience for patients, customers and teammates.

For Investor Inquiries:

Mike Shapiro, Chief Financial Officer

Option Care Health

312.940.2538

Investor.relations@optioncare.com